                                                                                                                                    Exhibit 99.1

FROM:	Ursula H. Moran (973) 617-5756	Louis Lipschitz (973) 617-5755
	Investor Relations	Chief Financial Officer

FOR:	Toys “R” Us, Inc.	Susan McLaughlin (973) 617-5900
	(NYSE: TOY)	Media Relations

FOR IMMEDIATE RELEASE

TOYS “R” US ANNOUNCES 2003 HOLIDAY SALES

WAYNE, NEW JERSEY, January 8, 2004- Toys “R” Us, Inc. announced today its sales results for the 2003 holiday selling season. Total sales increased 0.9% to $4.42 billion for the nine-week period ended January 3, 2004 compared to $4.38 billion for the nine-week period ended January 4, 2003.  Excluding the impact of currency translation, total sales decreased 2.7% for the nine-week period.

Comparable U.S. toy store sales for the nine-week period ended January 3, 2004 declined by 4.9% compared to last year.  Comparable store sales in the U.S. toy stores are down 3.4% year-to-date.

International comparable store sales, on a local currency basis, were essentially flat decreasing 0.3% for the 2003 holiday season (which includes the Three Kings holiday period for Spain only).  International comparable store sales are up 2.1% in local currency for the year-to-date period.

The Babies “R” Us division reported a 3.6% comparable store sales increase for the nine-week period. Year-to-date comparable store sales have increased 2.9%.

At Toysrus.com, the 2003 holiday season sales increased 2.8% to $184 million from $179 million last year, however, holiday season sales increased 8.0% from last year after adjusting for Toysrus.com Japan which was sold to Toys “R” Us Japan during the third quarter of 2003.  Year-to-date Toysrus.com sales have increased 11% to $362 million from $326 million in the comparable 48-week period a year-ago, and sales have increased 12.9% year-to-date after adjusting for the sale of Toysrus.com Japan.

The freestanding Kids “R” Us and Imaginarium stores commenced their liquidation sales in late November and these sales continued throughout the holiday selling period.  The majority of these stores are expected to close on or before the company’s fiscal year end on January 31, 2004.

“The 2003 holiday selling season proved to be extremely difficult and, like many retailers, we were challenged by an intense promotional environment,” said John Eyler, Chairman and Chief Executive Officer.  “Consequently, our U.S. toy sales for the period fell below our expectations, and our margins came under considerable pressure.  The core toy business in our U.S. toy stores declined slightly, however, weakness in the video game business had a significant negative effect on our overall results,” Mr. Eyler continued.

Inventory Management and Balance Sheet Strength

“Despite the tough sales environment, our discipline on inventory management during the holiday season allowed us to end the season with our U.S. toy inventories relatively flat versus last year. The quality and freshness of our inventory across all our divisions continues to improve,” Mr. Eyler commented.

“Our balance sheet and our liquidity remain strong.  As we have indicated previously, we ended the third quarter, which marks our seasonal borrowing peak, with no short-term borrowings and more than $900 million in cash.  We pre-funded our 2004 debt maturities and we will make payments in U.S. dollars of $342 million to retire our Swiss franc note and $466 million to retire our Euro Bonds on January 28, 2004 and February 13, 2004, respectively.  Our expectation is that we will have approximately $1.3 billion in cash at the end of our fiscal year, in addition to the funds required for repayment of these maturities.  Moreover, our revolving credit facilities, which give us $885 million of additional borrowing capacity, remain in place.

“Our capital expenditures for 2003 will be approximately $300 million, below our anticipated $325 million depreciation expense.  In 2002 cash flow from operations net of capital expenditures was $176 million.  We continue to expect that 2003’s cash flow from operations net of capital expenditures will exceed this.”

“We have made good progress in our ongoing negotiations with landlords and other third parties, and we now expect that the restructuring and other charges associated with the Kids “R” Us and Imaginarium store closings will be below our previous estimate of $280 million.

“While we expect solid 2003 operating earnings performance in our Babies “R” Us and International divisions, and continued progress in Toysrus.com, the shortfall in the sales performance and significant margin pressures in our U.S. toy stores during the holiday selling period will have an attendant impact on overall earnings in the fourth quarter and fiscal year.  We currently expect that earnings for the fiscal year will be approximately $0.90 to $0.95 per share excluding the impact of EITF 02-16, and before costs relating to the closing of the Kids “R” Us and Imaginarium freestanding stores.”

“Although the 2003 holiday season was not as successful as we had hoped, Toys “R” Us remains a strong company with positive cash flow and a solid balance sheet.  As we enter a new fiscal year we are in the process of refocusing our energies to ensure that all of our divisions and formats are best positioned to deliver the returns that we and our shareholders want,” Mr. Eyler concluded.

Toys “R” Us, one of the world’s leading retailers of toys, baby products, and children’s apparel, currently sells merchandise through 1,631 stores worldwide: 681 toy stores in the United States; 573 international toy stores, including licensed and franchise stores; 198 Babies “R” Us stores, and 4 Geoffrey stores, and through its Internet sites at www.toysrus.com, www.babiesrus.com, www.imaginarium.com and www.sportsrus.com.  The company is in the process of closing its 146 freestanding Kids “R” Us and 29 remaining Imaginarium stores.

This press releasecontains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," “will," "may," and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.